EXHIBIT 99.1

Press Release Dated, September 29, 2011

Geron Corporation Appoints John A. Scarlett as Chief Executive Officer and Director

Biotechnology Industry Veteran Brings Extensive Track Record of Drug Development and Commercialization Success

Conference Call/Webcast Scheduled for 9:00 A.M. ET Tomorrow

MENLO PARK, Calif., September 29, 2011 - Geron Corporation (Nasdaq: GERN) announced today that its board of directors has appointed John A. Scarlett, M.D. as its Chief Executive Officer and to its board of directors. Geron is developing novel biopharmaceuticals for the treatment of cancer, as well as cell therapies from differentiated human embryonic stem cells for a range of conditions, including spinal cord injury.

“I am pleased and excited to assume my new responsibilities as Chief Executive Officer of Geron,” said Dr. Scarlett. “Throughout my career, I’ve been privileged to lead organizations and companies with products of great scientific and medical promise as they have transitioned to high value companies. I look forward to applying the lessons learned from those experiences at Geron, where the company’s differentiated human embryonic stem cell derived therapies and oncology drug candidates, imetelstat and GRN1005, have entered the clinic, and have the potential to become important human therapeutic products.”

In making the announcement, Hoyoung Huh, M.D., Ph.D., the Chairman of Geron, said, “Dr. Scarlett is an experienced leader with demonstrated success in growing clinical and commercial stage companies through active collaborations. We are excited to have him lead Geron in the continued transformation of the company towards significant value creation for its stockholders.”

Dr. Scarlett brings over 25 years of executive leadership experience in the pharmaceutical and biotechnology industry to Geron. Most recently, he served as President and Chief Executive Officer of Proteolix, a biotechnology company developing proteasome inhibitors for oncology and immunology applications. Proteolix was acquired by Onyx Pharmaceuticals in November 2009. Dr. Scarlett was also a founder and Chief Executive Officer at Tercica, a publicly traded biotechnology company, where he led the company through the acquisition, approval and commercialization of two novel endocrine products, key partnerships with Genentech and Ipsen S.A., and multiple financing rounds including its IPO in 2004 and subsequent follow-on equity offerings. Tercica was acquired by Ipsen in October 2008. Prior to Tercica, Dr. Scarlett founded and served as Chief Executive Officer of Sensus Drug Development Corporation, which he led through the acquisition, development and approval of a novel endocrine product and the sale of the company to Pharmacia in 2001. He also co-founded Covance Biotechnology Services, Inc., a 450-person contract biologics manufacturing and process development business, which was sold to Akzo Nobel’s Diosynth Division in 2001. Earlier in his career, Dr. Scarlett served as Head of the North American Clinical Development Organization and Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc. and held several positions, including Director of Medical Research and Services, at McNeil Pharmaceuticals, a wholly-owned subsidiary of Johnson & Johnson.

Mr. David Greenwood, who has served as interim CEO, President and CFO of Geron since February 2011, will remain in his role as President and CFO during a transition period to continue through the end of this year, reporting to Dr. Scarlett. In connection with the transition, Mr. Greenwood has resigned from the company’s board of directors.

Conference Call and Audio Webcast

Geron will host a conference call and audio webcast at 6:00 a.m. PT/9:00 a.m. ET tomorrow, September 30, 2011. On the call will be:
  Hoyoung Huh, Chairman of the Board
  John Scarlett, Chief Executive Officer
  David Greenwood, President and Chief Financial Officer
Participants can access the conference call via telephone by dialing 866-362-4666 (U.S.) or 617-597-5313 (international). The passcode is 65315216. If accessing the conference call by telephone, please dial in at least 10 minutes early to minimize any delay in joining the call. The audio webcast presentation is available at http://www.media-server.com/m/p/z32cnmv8.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with a compound designed to penetrate the blood-brain barrier. The company is developing cell therapies from differentiated human embryonic stem cells for a range of indications, with the first product in a Phase 1 clinical trial for spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding the potential success of Geron's product candidates and its plans and future opportunities constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and protection of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect Geron’s results and other risks and uncertainties are detailed from time to time in its periodic reports, filed with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2011.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
info@geron.com